Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:
Angelynne Beaudry
(207) 535-4129
aamores@fairpoint.com

FAIRPOINT COMMUNICATIONS ANNOUNCES WORKFORCE RESTRUCTURING

Charlotte, N.C. (May 15, 2015) - FairPoint Communications, Inc. (Nasdaq: FRP), a leading communications provider, today announced workforce restructuring actions that will result in a reduction of approximately 260 positions across the 17 states in which it operates, including the closing of its call center in South Burlington, Vermont. This action, combined with other headcount reductions over the past two years, approximates the level of voice line loss the company has experienced in that period.

“Access lines and legacy revenues are in secular decline, and we are taking these steps to ensure our administrative and operational structures remain aligned with the current size and composition of our business,” said Paul H. Sunu, Chief Executive Officer. “Faced with the realities of the industry and the competitive landscape in which we operate, we must be keenly focused on managing costs and enhancing productivity. These steps, while difficult, help solidify our future. We remain committed to providing great service to business and residential customers and will utilize improved processes to enhance productivity to continue to deliver preferred products and services to our markets,” Sunu concluded.

FairPoint remains focused on transforming its revenue base to more sustainable, data-centric lines of business as technology and customer preferences evolve. To support this focus, the company plans to expand its staffing and support in areas such as the recently-announced data center in Manchester, New Hampshire, and related lines of business.

To assist impacted employees in their transition, FairPoint will provide severance based on years-of-service and will offer outplacement and transition assistance services to eligible employees.

About FairPoint Communications, Inc.

FairPoint Communications, Inc. (Nasdaq: FRP) provides advanced data, voice and video technologies to single and multi-site businesses, public and private institutions, consumers, wireless companies and wholesale re-sellers in 17 states. Leveraging an owned, fiber-core Ethernet network - including more than 16,000 route miles of fiber in northern New England - FairPoint has the network coverage, scalable bandwidth and transport capacity to support enhanced applications, including the next generation of mobile and cloud-based communications, such as small cell wireless backhaul technology, voice over IP, data center colocation services, managed services and disaster recovery. For more information, visit www.FairPoint.com.

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